                                   EXHIBIT 11


                            GRAPHIC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                                       THREE MONTHS ENDED             SIX MONTHS ENDED
                                            JULY 31,                       JULY 31,
                                    ----------------------------  --------------------------
                                        1995           1994          1995         1994
                                    -------------  -------------  ----------  --------------


Net income                          $2,117,738     $1,757,429      $4,893,594    $3,975,101

Add interest on 7% convertible
  subordinated debentures(2)           218,264        218,264         436,528       436,528
                                    ----------     ----------      ----------    ----------
      TOTAL                         $2,336,002     $1,975,693      $5,330,122    $4,411,629
                                    ==========     ==========      ==========    ==========

Shares (1)
  Primary
    Weighted average shares
      outstanding                   10,685,451     10,591,613      10,681,076    10,511,312
   Fully Diluted
    Add common shares
      applicable to assumed
    conversion of 7%
    convertible sub-
     ordinated debentures            1,279,200      1,279,200       1,279,200     1,279,200
                                    ----------     ----------      ----------    ----------
    Weighted average shares
      outstanding, as adjusted      11,964,651     11,870,813      11,960,276    11,790,512
                                    ==========     ==========      ==========    ==========

Primary earnings per share          $      .20     $      .17      $      .46    $      .38
                                    ==========     ==========      ==========  ============

Fully diluted earnings per share    $      .20(3)  $      .17(3)   $      .45    $      .37
                                    ==========     ==========      ==========  ============

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(1)  No significant dilutive common stock equivalents were outstanding in any year.
(2)  Net of income tax effect.
(3) Fully diluted earnings per share, as computed, were not dilutive and, therefore, equal primary earnings per share.